UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
July 2, 2007
HALOZYME THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-49616	88-0488686

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11588 Sorrento Valley Road, Suite 17, San Diego, California	92121

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (858) 794-8889
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On July 2, 2007, Halozyme Therapeutics, Inc. (“Halozyme”), through its subsidiary Halozyme, Inc., entered into sublease agreements (the “Subleases”) with Avanir Pharmaceuticals, Inc. (“Avanir”), for Avanir’s excess leased facilities in San Diego, California. Halozyme will sublease approximately 48,758 square feet of office and laboratory space (the “Subleased Premises”) located at 11404 and 11388 Sorrento Valley Road, San Diego, California, respectively. Avanir is presently the tenant at such premises under Standard Industrial Net Leases, dated February 1, 2001 and May 20, 2002 (collectively, the “Master Leases”). The Subleases will not become effective unless and until the master landlords consent thereto. Upon their effectiveness, the Subleases continue through the term of the Master Leases.
     Halozyme will pay base rent for the Subleased Premises, net of costs and property taxes associated with the operation and maintenance of the Subleased Premises, starting January 1, 2008 in the amounts set forth below. Halozyme will also pay a 69.75% pro rata share of operating costs, insurance costs, costs of utilities and real property taxes for the Subleased Premises incurred by Avanir under the Master Leases.
Subleased Premises Located at 11404 Sorrento Valley Road

Period	Monthly Base Rent
January 1, 2008 — June 30, 2008	$25,950
July 1, 2008 — June 30, 2009	$53,976
July 1, 2009 — June 30, 2010	$56,137
July 1, 2010 — June 30, 2011	$58,383
July 1, 2011 — June 30, 2012	$60,713
July 1, 2012 — January 14, 2013	$63,149
Subleased Premises Located at 11388 Sorrento Valley Road

Period	Monthly Base Rent
January 1, 2008 — June 30, 2008	$30,332
July 1, 2008 — August 31, 2008	$63,091

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Halozyme Therapeutics, Inc.
July 6, 2007	By:	/s/ David A. Ramsay
David A. Ramsay
Secretary and Chief Financial Officer